VICE PRESIDENTS' INCENTIVE BONUS PLAN FOR FISCAL 1999


A fiscal 1999 Vice Presidents' Incentive Bonus plan is established for distribution after the end of fiscal 1999. Each Vice President will receive a maximum bonus of 60% of base salary for fiscal 1999 if Consolidated Operating Profit (income before interest, taxes, depreciation and amortization before payment of any bonuses) is at least $26,648,000 greater than the level achieved in fiscal 1998, as follows:

Each Vice President will receive a bonus of 8% of base salary for fiscal 1999 if Consolidated Operating Profit is at least equal to $17,490,000. Thereafter, 1.17% of base salary will be paid as bonus for each 1% improvement in Consolidated Operating Profit up to a level of $22,262,000. For each 1% improvement in Consolidated Operating Profit beyond $22,262,000, an additional
 .66% of base salary will be paid, up to a maximum incentive bonus of 6% of base salary.